AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 13, 2006

The American Stock Exchange LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  HEARTLAND PARTNERS, L.P.

Class A Limited Partnership Units

Commission File Number – 001-10520

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when the financial condition and/or operating results of the issuer appear to be unsatisfactory; or when any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”) which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired.

2.

Heartland Partners, L.P. (the “Company”) does not qualify for continued listing because on April 28, 2006, the Company disclosed that, together with its affiliates, it filed voluntary petitions under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Northern District of Illinois in order to dissolve and liquidate.

3.

In reviewing the eligibility of the Company’s Class A Limited Partnership Units for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated May 1, 2006, the Company was advised of its status in relation to the standards. Specifically, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide. The Exchange’s letter also advised the Company that the Exchange determined that, in accordance with Section 1009(a) of the Company Guide, it was necessary and appropriate for the protection of investors to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and initiate immediate delisting proceedings. In addition, the Exchange’s May 1, 2006 letter notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, the Company could appeal Staff’s determination no later than May 8, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel.

(b)

The Company did not appeal the Exchange’s determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Lawrence S. Adelson, President of Heartland Partners, L.P.

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC